EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2018

Contact: Crystal Rios	(801) 566-1200	July 24, 2018

Salt Lake City, Utah – In the second calendar quarter (2Q) and first half (1H) of 2018, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results which reflect that the Company remains on target to achieve beginning of year goals for 2018.

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; EUR = Euros; and CAD = Canadian Dollars.  Currency amounts are in thousands, except per share amounts and where noted.

Summary of Financial Results

In USD terms, changes in 2Q and 1H 2018 consolidated income statement results compared to the same time periods in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	+ 1%	+ 4%
Gross Profit:	+ 1%	+ 4%
Operating Income:	-	+ 3%
Net Income:	+11%	+13%
Earnings Per Share:	+11%	+13%

Because 32% of 1H 2018 consolidated sales and 53% of 1H 2018 consolidated operating expenses are in foreign currencies, the volatility of foreign currency exchange (FX) rates for sales and expenses outside the U.S. (OUS) continued to have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 2Q 2018 and 1H 2018 compared to the same periods in 2017 follow:

	2Q 18	2Q 17	Change	1H 18	1H 17	Change
GBP	1.359	1.279	+6.3%	1.375	1.259	+ 9.2%
EUR	1.192	1.108	+7.5%	1.209	1.085	+11.4%
AUD	0.756	0.750	+0.8%	0.771	0.755	+ 2.1%
CAD	0.775	0.743	+4.2%	0.783	0.749	+ 4.5%

UTMD's revenues invoiced in the above foreign currencies represented 31.3% of total consolidated USD sales in 2Q 2018 and 32.2% in 1H 2018.

UTMD's FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of June 2018 and the end of June 2017 follow:

	June 30, 2018	June 30, 2017	Change
GBP	1.320	1.299	+ 1.5%
EUR	1.168	1.141	+ 2.3%
AUD	0.740	0.768	( 3.6%)
CAD	0.761	0.770	( 1.2%)

UTMD profit margins in 2Q 2018 and 1H 2018 compared to 2Q 2017 and 1H 2017 follow:
	2Q 2018 (Apr – Jun)	2Q 2017 (Apr – Jun)	1H 2018 (Jan – Jun)	1H 2017 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	63.7%	63.7%	63.6%	63.7%
Operating Income Margin (operating profits/ sales):	46.1%	46.5%	45.9%	46.3%
Net Income Margin (profit after taxes/ sales):	39.3%	35.7%	38.4%	35.1%

Despite noticeable increases in raw material costs, higher production wages and a stronger EUR affecting Ireland manufacturing costs when converted to USD, UTMD's consolidated 2018 gross profit margins (GPMs) were consistent with the prior year 2017.  This was due to improved manufacturing planning, lower overheads and some price increases.

UTMD's Operating Income Margin (OIM) was squeezed by the stronger EUR and GBP.  OUS Operating Expenses (OE) were 8.5% higher in 1H 2018 compared to 1H 2017.  For example, the 9.2% stronger GBP increased the same GBP Identifiable Intangible Asset (IIA) amortization expense $93 in USD terms which was 58% of the total $162 increase in OUS OE.  U.S. OE increased $48 (+2.7%).

Net Income was leveraged because of 1) non-operating income of $418 as a result of the sale of a no longer needed remote storage facility in Utah and a $32 gain from the sale of an investment asset, and 2) a lower U.S. federal income tax rate.  The lower U.S. corporate income tax rate was offset in part by lower currency translation losses in foreign subsidiary cash balances (i.e. foreign subsidiary tax provision rates were higher).  For foreign subsidiaries, the tax provision booked in consolidated results is based on taxable income in the applicable sovereignty, not based on U.S. GAAP Income Before Tax (EBT).

Earnings Per Share (EPS) for the most recent twelve months (TTM) were $2.53 per U.S. GAAP.  This includes the 4Q 2017 recognition of a $6,288 one-time U.S. and Utah repatriation tax (REPAT) on foreign subsidiary cash and cumulative earnings (E&P) resulting from the "Tax Cuts and Jobs Act" enacted in December 2017.  Excluding the REPAT tax, TTM EPS were $4.15.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency loss or gain and interest expense (EBITDA), were $22,864. 1H 2018 EBITDA were $12,122 compared to $11,236 in 1H 2017.

Compared to the end of June a year earlier, UTMD's cash and investment balances increased $12 million to $45,873 on June 30, 2018. This was helped in 2Q 2018 by $0.9 million from the sale of a no longer needed storage facility in Utah.  UTMD's current ratio as of June 30, 2018 was 10.7.  The current ratio one year ago as of June 30, 2017 was 9.9.  However, on June 30, 2017, there was not a REPAT tax liability. Comparing apples to apples without the current portion of the REPAT tax obligation, the current ratio on June 30, 2018 was 12.1. The balance of Net Intangible Assets declined $1.7 million from a year earlier due to amortization and the change in GBP FX rate.  Intangible assets were 31% of total assets on June 30, 2018 compared to 37% a year earlier.

Income Statement Summary.

Because of the stronger GBP and EUR, sales in 2Q 2018 were $177 higher than they would have been with the same FX rate as in 2Q 2017 (constant FX).  Sales in 1H 2017 were $518 higher than they would have been with constant FX.  In other words, constant currency USD sales for 2Q 2018 were about the same as in 2Q 2017, and 1H 2018 constant currency global consolidated USD sales were up 2%.

U.S. Domestic sales, including direct sales to U.S. clinical facilities, OEM sales of components and finished devices to other companies, and sales of the Filshie Clip System to UTMD's exclusive U.S. distributor, CooperSurgical Inc. (CSI), were overall 4% and 2% higher in 2Q 2018 and 1H 2018, respectively, compared to 2Q 2017 and 1H 2017. Obviously, there is no FX rate impact on domestic USD sales.  Domestic sales of the Filshie Clip System to CSI were 1% higher and 2% lower in 2Q 2018 and 1H 2018, respectively, compared to the same periods in 2017.  OEM sales were 26% and 21% higher in 2Q 2018 and 1H 2018, respectively. Direct sales to U.S. clinical facilities were 1% lower in both 2Q 2018 and 1H 2018. In 2Q 2018, OUS sales were 1% lower, but 5% higher in 1H 2018. FX rates and fluctuation in timing of international distributor purchases, together with lower than expected Australia sales in 2Q 2018, were the reasons for the OUS sales changes.

UTMD's consolidated GPM was consistent with the prior year despite noticeable variable manufacturing cost increases in 2018 compared to 2017.  Consolidated OE were $210 higher in 1H 2018 compared to 1H 2017 due primarily to OUS OE, which represented 53% of total OE, leveraged by a weaker USD.  Included in G&A expenses, the UK amortization of Identifiable Intangible Assets (IIA) was $93 higher due to the stronger GBP, accounting for 45% of the total 1H OE increase. The combination of 4% higher sales, a consistent GPM and 6% higher OE resulted in 3% higher 1H 2018 Operating Income (OI) compared to 1H 2017. The 13% higher UTMD Net Income (NI) in 1H 2018 was a result of the 3% higher OI plus 1) a change in the income tax rate in the U.S., and 2) $489 higher net non-operating income (NOI) resulting from gains from asset sales.

Because UTMD's share price on June 30, 2018 was $110.15 compared to $72.40 on June 30, 2017, even though there were only 41,413 outstanding unexercised option shares on June 30, 2018 compared to 62,324 option shares on June 30, 2017, the higher share price increased the number of diluted shares (used for calculating EPS) to 3,751,072 for 1H 2018 from 3,730,478 for 1H 2017. With the higher dilution, EPS in 1H 2018 were still almost 13% higher to $2.239 compared to $1.985 in 1H 2017.  With a similar increase in diluted shares, EPS in 2Q 2018 were up almost 11% to $1.148 compared to $1.037 in 2Q 2017. Based on the solid 1H 2018 financial performance, management expects to be able to exceed its beginning of year $3.80-$3.90 EPS estimate for the 2018 year as a whole, which was projected in the 2017 SEC Form 10-K.

Sales.  U.S. domestic sales, which are obviously not affected by FX rate volatility, were 4% ($185) higher in 2Q 2018 than in 2Q 2017, and 2% ($221) higher in 1H 2018 than in 1H 2017.  Sales of Femcare's Filshie Clip System to CooperSurgical Inc. (CSI) for distribution in the U.S. were $14 higher in 2Q 2018 compared to 2Q 2017, and $38 lower in 1H 2018 compared to 1H 2017.  Femcare's sales to CSI were 22% of total domestic sales in 2Q 2018 compared to 23% in 2Q 2017, and 22% in 1H 2018 compared to 23% in 1H 2017. Domestic OEM sales were $193 higher in 2Q 2018 compared to 2Q 2017, and $324 higher in 1H 2018 compared to 1H 2017. Direct sales to U.S. user facilities were $22 lower in 2Q 2018 compared to 2Q 2017, and $64 lower in 1H 2018 compared to 1H 2017. Domestic sales were 50% of total consolidated sales in 2Q 2018 compared to 49% in 2Q 2017, and 49% in 1H 2018 compared to 50% in 1H 2017.

OUS sales consolidated in USD in 2Q 2018 were 1% ($49) lower than in 2Q 2017, and 5% ($543) higher in 1H 2018 than in 1H 2017. UK subsidiary USD-denominated trade sales, including direct sales to France clinical facilities, were 27% of total OUS sales in both 2Q 2018 and 1H 2018. Australia subsidiary USD sales were 9% of total OUS sales in both 2Q 2018 and 1H 2018.  Ireland subsidiary USD trade sales were 22% of total OUS sales in both 2Q 2018 and 1H 2018.  Canada subsidiary USD sales were 13% of total OUS sales in both 2Q 2018 and 1H 2018.

In product categories, 2Q 2018 global blood pressure monitoring device/ components (BPM) sales were 2% ($53) lower, neonatal device sales were 16% (+$243) higher, obstetrics device sales were 2% ($21) lower, and gynecology/ electrosurgery (GYN) device sales were 1% ($33) lower compared to 2Q 2017. For 1H 2018 compared to 1H 2017 global sales in product categories, BPM sales were 1% (+$25) higher, neonatal device sales were 12% (+$382) higher, obstetrics device sales were 1% (+$27) higher, and GYN device sales were 3% (+$330) higher.

Looking forward, sales in 2H 2018 may be lower than in 2H 2017 from 1) CSI forecasts 2H 2018 purchases of the Filshie Clip System that are $420 lower than in 2H 2017, 2) UTMD's China distributor fixed orders for BPM devices are $402 lower than in 2H 2017, 3) the USD has recently strengthened relative to other currencies, which, if sustained, would lead to an unfavorable impact on same foreign currency 2H 2018 OUS sales compared to 2H 2017, and 4) new Trump administration tariffs on foreign goods may create an unfavorable impact on UTMD U.S. exports of its medical devices OUS, which has been an important area of growth. Despite the expected 2H 2018 sales challenges, because of the excellent 1H 2018 results, management still expects to achieve its beginning of year projection of flat sales for the year as a whole, which was projected in the 2017 SEC Form 10-K.

Gross Profit.  Gross Profit (GP) is revenues (sales) minus the cost of manufacturing products. UTMD's consolidated GPM was 63.7% in both 2Q 2018 and 2Q 2017. The consolidated GPM in 1H 2018 was 63.6%, compared to 63.7% in 1H 2017.  In a nutshell, higher revenues with fewer manufacturing people increased productivity that offset higher materials costs.

Operating Income. Operating Income (OI) is GP minus OE comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses. Consolidated USD-denominated OE were $1,928 in 2Q 2018 (17.6% of consolidated revenues) compared to $1,859 in 2Q 2017 (17.2% of consolidated revenues). Consolidated OE were $3,880 in 1H 2018 (17.8% of revenues) compared to $3,670 in 1H 2017 (17.4% of revenues). In the case of OE, higher FX rates (weaker USD) for OUS OE dilute financial results. The OE of UTMD's foreign subsidiaries in the aggregate in 2Q 2018 and 1H 2018 would have been $57 and $163 lower, respectively, in constant currency. In other words, the FX rate impact on OE represented 83% of the total increase in 2Q 2018 OE and 78% of the total increase in 1H 2018 OE. Consolidated G&A expenses included non-cash expense from the amortization of IIA resulting from the Femcare acquisition of $542 (4.9% of consolidated revenues) in 2Q 2018 and $1,097 (5.0% of consolidated revenues) in 1H 2018, compared to $510 (4.7% of consolidated revenues) in 2Q 2017 and $1,004 (4.8% of consolidated revenues) in 1H 2017. The IIA amortization expense increases were only due to FX rate changes, since the IIA amortization expense was £399 in both 2Q 2018 and 2Q 2017, and £798 in both 1H 2018 and 1H 2017.

OI in 2Q 2018 and 1H 2018 was $5,056 and $10,027 respectively, compared to $5,034 and $9,758 in 2Q 2017 and 1H 2017 respectively. Because of consistent GPMs and continuing tightly controlled OE, UTMD's 2Q and 1H 2018 excellent but slightly FX rate diluted OIM was 46.1% and 45.9% respectively, compared to 46.5% and 46.3% in the same periods of 2017.

Income before Tax (EBT).  Income before tax (EBT) results from subtracting net non‑operating expense (NOE) from, or adding net non-operating income (NOI) to, OI. NOE includes 1) bank fees and 2) losses from remeasuring the value of EUR cash bank balances in the UK and GBP cash balances in Ireland, in USD terms, minus NOI from 1) rent of underutilized property, 2) investment income, 3) royalties received from licensing the Company's technology, and in 2Q 2018, 4) gains from sale of no longer needed assets. NOI is negative NOE.

Consolidated 2Q 2018 EBT was $5,556 (50.7% of sales) compared to $5,057 (46.7% of sales) in 2Q 2017. In 2Q 2018, UTMD had NOI of $501 compared to NOI of $23 in 2Q 2017. Consolidated 1H 2018 EBT was $10,565 (48.3% of sales) compared to $9,807 (46.5% of sales) in 1H 2017. In 1H 2018, UTMD had NOI of $538 compared to NOI of $49 in 1H 2017. The higher NOI in 2Q and 1H 2018 was due to realizing a $418 gain from the sale of a cross-dock storage facility near the SLC airport that is no longer needed, and the sale of an investment which resulted in a $32 gain.

The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,740 in 1H 2018 compared to EUR 1,512 in 1H 2017. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 2,180 in 1H 2018 compared to GBP 2,306 in 1H 2017.  The EBT of Utah Medical Products Canada, Inc. was CAD 917 in 1H 2018 compared to CAD 1,062 in 1H 2017.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2018 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $6,312 compared to $5,779 in 2Q 2017. Adjusted consolidated EBITDA in 1H 2018 were $12,122 compared to $11,236 in 1H 2017.

Net Income. Net Income (NI) in 2Q 2018 of $4,308 was 11% (+$438) higher than the NI of $3,870 in 2Q 2017.  The consolidated income tax provision rate in 2Q 2018 was 22.5% compared to 23.5% for 2Q 2017. NI in 1H 2018 of $8,400 was 13% (+$995) higher than the NI of $7,405 in 1H 2017. The consolidated income tax provision rates were 20.5% in 1H 2018 and 24.5% in 1H 2017. UTMD's NIM, NI divided by consolidated revenues, was 39.3% in 2Q 2018 and 38.4% in 1H 2018. The NIMs for 2Q 2017 and 1H 2017 were 35.7% and 35.1% respectively.  In comparing the two years' effective tax provision rates, the 2017 tax deduction in GBP in the UK and in EUR in Ireland, which resulted from a translation loss of value of USD bank balances in those currencies, was less (or a gain) in 2018.  More specifically, the 1H 2018 translation loss (which reduced UK taxes) was £219 compared to a £405 loss in 1H 2017, and, in Ireland was a €172 gain in 1H 2018 compared to a €228 loss in 1H 2017.  Although these amounts do not affect UTMD's U.S. GAAP EBT, the resulting lower UK and Ireland tax provisions offset in part the large U.S. Federal tax rate reduction in 2018. The higher 2018 NIM was essentially due to a one-time gain from the sale of assets.

Earnings Per Share (EPS).  EPS in 2Q 2018 were $1.148 (+11%) compared to $1.037 in 2Q 2017.  In 1H 2018, EPS were $2.239 (+13%) compared to $1.985 in 1H 2017. Primarily as a result of the 2Q 2018 asset sales, management is increasing its projected EPS for 2018 as a whole to at or above $4.00.

Diluted shares outstanding used to calculate 2Q 2018 EPS were 3,753,608 compared to 3,731,859 in 2Q 2017.  The number of shares added as a dilution factor in 2Q 2018 was 23,084 compared to 15,686 in 2Q 2017.

Diluted shares outstanding used to calculate 1H 2018 EPS increased to 3,751,072 from 3,730,478 in 1H 2017.  The number of shares added as a dilution factor in 1H 2018 was 23,326 compared to 15,253 in 1H 2017.

UTMD's higher share price in 2018 was the most significant factor in the higher number of diluted shares.

Outstanding shares at the end of 2Q 2018 were 3,731,920 which included 1H 2018 employee and outside director option exercises of 12,927 shares.  The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at June 30, 2018 was 41,413 shares at an average exercise price of $45.89/ share, including shares awarded but not vested. This compares to 62,324 unexercised option shares outstanding at June 30, 2017 at an average exercise price of $46.15/ share. No option shares have been awarded to date in 2018.

The closing share price at the end of 2Q 2018 was $110.15 compared to $81.40 at the end of calendar year 2017, and $72.40 at the end of 2Q 2017.

UTMD's June 30, 2018 balance sheet compared with its December 31, 2017 balance sheet demonstrates continued strengthening. Working capital increased $6,839 in 1H 2018. Capital expenditures for property and equipment were $201 in 1H 2018, compared to depreciation expense of $395. In 1H 2018, UTMD distributed $2,011 in cash dividends to its stockholders.

Key balance sheet changes as of June 30, 2018 from the end of 2017:

[Million $$]
Cash & Investments:	+ 5.9
Trade Receivables:	+ 0.9
Intangible Assets (net):	(1.7)
Stockholders' Equity:	+ 5.2

Financial ratios as of June 30, 2018 follow:
1)  Current Ratio = 10.7
2)  Days in Receivables (based on 2Q 2018 sales activity) = 37
3) Average Inventory Turns (based on 2Q 2018 CGS) = 3.0
4) Year-to-Date ROE = 21% (prior to dividend payments)
    = 16% (after payment of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, the effects of Trump administration international trade policies, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2018 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., please visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2018	2Q 2017	Percent Change
Net Sales	$10,965	$10,829	+1.3%
Gross Profit	6,984	6,893	+1.3%
Operating Income	5,056	5,034	+0.4%
Income Before Tax	5,556	5,057	+9.9%
Net Income	4,308	3,870	+11.3%
Earnings Per Share	$1.148	$1.037	+10.7%
Shares Outstanding (diluted)	3,754	3,732

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2018	1H 2017	Percent Change
Net Sales	$21,852	$21,088	+3.6%
Gross Profit	13,906	13,428	+3.6%
Operating Income	10,027	9,758	+2.7%
Income Before Tax	10,565	9,807	+7.7%
Net Income	8,400	7,405	+13.4%
Earnings Per Share	$2.239	$1.985	+12.8%
Shares Outstanding (diluted)	3,751	3,730

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2018	(unaudited) MAR 31, 2018	(audited) DEC 31, 2017	(unaudited) JUN 30, 2017
Assets
Cash & Investments	$45,873	$42,925	$39,955	$33,809
Accounts & Other Receivables, Net	4,532	4,209	3,623	4,473
Inventories	5,228	5,559	5,244	4,798
Other Current Assets	363	426	366	320
Total Current Assets	55,996	53,119	49,188	43,400
Property & Equipment, Net	10,770	11,781	11,621	10,145
Intangible Assets, Net	30,279	32,288	31,936	32,011
Total Assets	$97,045	$97,188	$92,745	$85,556
Liabilities & Stockholders' Equity
Accounts Payable	979	1,084	934	984
REPAT Tax Payable	617	503	503	-
Other Accrued Liabilities	3,652	3,533	3,843	3,410
Total Current Liabilities	$5,248	$5,120	$5,280	$4,394
Deferred Tax Liability – Intangible Assets	2,828	3,111	3,102	3,178
Long Term REPAT Tax Payable	5,168	5,785	5,785	-
Deferred Revenue and Income Taxes	439	486	456	731
Stockholders' Equity	83,362	82,686	78,122	77,253
Total Liabilities & Stockholders' Equity	$97,045	$97,188	$92,745	$85,556